NEITHER THIS OPTION AGREEMENT NOR THE SHARES ISSUABLE BY COMPREHENSIVE CARE CORPORATION (THE "COMPANY") UPON EXERCISE HEREOF, HAVE BEEN OR WILL BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND THIS OPTION IS BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS ARISING THEREUNDER, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS AND UPON FURNISHING THE COMPANY AN OPINION OF COUNSEL, THAT THE PROPOSED TRANSFER WOULD BE IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. ANY DOCUMENTS EVIDENCING THIS SECURITY, INCLUDING STOCK CERTIFICATES EVIDENCING THE UNDERLYING SHARES, WILL CONTAIN A SIMILAR LEGEND. THE COMPANY SHALL PLACE NOTATIONS WITH RESPECT TO THESE RESTRICTIONS ON ITS SECURITIES RECORDS AND SHALL INFORM THE TRANSFER AGENT, OF SUCH RESTRICTIONS.
    NON-QUALIFIED STOCK OPTION AGREEMENT

 This Option Agreement ("Agreement") is made effective as of October 11, 1994 ("Option Grant Date"), by and between Comprehensive Care Corporation, a Delaware corporation, ("Company") and Richard L. Powers ("Optionee") and is contingent upon Optionee commencing employment with the Company.

 In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as set forth below.

 1. The Option. Optionee may, at Optionee's option and on the terms and conditions set forth herein, purchase all or any part of an aggregate of 200,000 shares of common stock at the price per share of $0.75, $1.00, and $1.50, vesting at the rate of 75,000 at first anniversary of the grant date provided that the specified amount of new sales (as defined in Exhibit
B) is attained; 75,000 at the end of the second anniversary of the grant date provided that the specified amount of new sales (as defined in Exhibit B) is attained; and 50,000 at the third anniversary of the grant date provided that the specified amount of new sales (as defined in Exhibit B) is attained; and pursuant to Exhibit A.

 2. Vesting and Exercisability of Option. Subject to the limitations set forth herein, the option granted shall vest and be exercisable in accordance with the following rules:

      A. General. Subject to the other provisions of this Section 2, Option shall vest and become exercisable at such times and in such installments as set forth in Section 1. Unless otherwise provided in this Section 2, the Option may be exercised when the installments accrue and at any time thereafter until, and including, the day before the Termination Date (as defined below). Option shall remain exercisable until the Termination Date, notwithstanding the subsequent grant of additional options with



Page Two

different start or termination dates. Optionee acknowledges that Optionee has no right whatsoever to exercise the Option granted hereunder with respect to any share covered by an installment until such installment accrues as provided in Section 1.

      B. Termination of Option. All installments of the Option shall expire and terminate on October 11, 2004
("Termination Date").

      C. Termination of Employment. In the event that the employment of the Optionee is terminated for any reason, any installments under the option held by such Optionee which have not accrued as of the employment termination date shall expire and become unexercisable as of the employment termination date. In the event that Optionee's employment with the Company is terminated "for cause", then the option granted hereunder to such terminated Optionee, whether vested or not, shall expire and become unexercisable as of the effective date of the termination of employment of the Optionee. All accrued installments as of the employment termination date shall remain exercisable for three (3) months following the employment termination date.

 3. Exercise of Option. The Option may be exercised in accordance with this Section as to all or any portion of the Shares covered by an accrued installment of the Option from time to time during the applicable option period, except that the Option shall not be exercisable with respect to fractions of a Share. The Option may be exercised, in whole or in part, by giving written notice of exercise to the Company, which notice shall specify the number of Shares to be purchased and shall be accompanied by payment in full of the purchase price in accordance with Section 4. The Option shall be deemed exercised when such written notice of exercise has been received by the Company. No Shares shall be issued until full payment has been made and the Optionee has satisfied such other conditions as may be required by applicable law, rules, or regulations, or as may be adopted or imposed by the Company. Until the issuance of stock certificates, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to optioned Shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date the stock certificate is issued.

 4. Payment of Option Exercise Price. Except as otherwise provided in this Section, the entire option exercise price shall be paid at the time the option is exercised by cashier's check or such other means as deemed acceptable by the Company.

 5. Option Not Transferable. The Option granted under this Agreement may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred or alienated in any manner.

 6.   Restrictions on Issuance of Shares.

      A. No Shares shall be issued or delivered upon exercise unless and until there shall have been compliance with all applicable requirements of the Securities Act

Page Three

of 1933, all applicable listing requirements of any national securities exchange on which Shares are then listed, and any other requirement of law or of any regulatory body having jurisdiction over such issuance and delivery. The inability of the Company to obtain any required permits, authorizations, or approvals necessary for the lawful issuance and sale of any Shares hereunder on terms deemed reasonable by the Company shall relieve the Company of any liability in respect of the nonissuance or sale of such Shares as to which such requisite permits, authorizations, or approvals shall not have been obtained.

      B. As a condition to the granting or exercise of the Option, the Company may require the person receiving or exercising such option to make any representation and/or warranty to the Company as may be required under any applicable law or regulation, including but not limited to a representation that the Option and/or Shares are being acquired only for investment and without any present intention to sell or distribute each Option and/or Shares if such representation is required under the Securities Act of 1933 or any other applicable law, rule, or regulation.

 7. Taxes. On the Exercise Date, the Optionee must pay to the Company the amount of the federal, state and local tax withholding obligation arising from the exercise of the Option;

      A.   in cash equal to the minimum withholding;

      B. if the Exercise Price for the Option Shares is paid by a broker, dealer or other "creditor" (as defined by Regulation T issued by the Board of Governors of the Federal Reserve System) with the Optionee making a Tax Withholding Election to have such broker, dealer or other "creditor" deliver to the Company cash in the amount of tax withholding due after the Optionee has delivered to the Company instructions acceptable to the Company regarding the delivery of the number of Option Shares being exercised to such broker, dealer or other "creditor".

 8. Legends on Option and Stock Certificates. Each certificate representing Shares acquired upon exercise of the option shall be endorsed with all legends, if any, required by applicable federal and state securities laws to be placed on the certificate. The determination of which legends, if any, shall be placed upon said Shares shall be made by the Company in its sole discretion and such decision shall be final and binding.

 9. Certain Representations and Warranties. Executive expressly acknowledges, represents and agrees:

      A. Optionee understands that the option is not issued under the Company's existing stock option plans.

      B. That the Shares are not now registered under applicable securities laws or listed on any national securities exchange, and that the Company may require,

Page Four

as a condition to the granting or exercise of the Option, that the person receiving or exercising the option must make such representations or warranties to the Company as may be required under applicable law or regulation, including but not limited to a representation that the Option and/or Shares are being acquired only for investment and without any present intention to sell or distribute such Option or Shares.

      C. That Optionee understands that the existence and execution of this Agreement is not sufficient by itself to cause any exercise of the Option.


      D. That Optionee is a person subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and Optionee has been advised to consult with a competent federal securities law advisor as to the reporting obligations or potential liability for short swing profits under Section 16 with respect to the granting, investing and exercise of the Option.

      E. Nothing in this Agreement shall be construed to create any contract of employment between the Company and the Optionee or confer upon Optionee any right to continue in the employment of the Company. The Company shall have the right to deal with Optionee in the same manner as if this Agreement did not exist including without limitation the hiring, discharge, compensation and conditions of employment of Optionee.

 10. Agreement Binding on Successors. The terms of this Agreement shall be binding upon the executors, administrators, heir and successors of Optionee and Optionee may not transfer or assign this Agreement, except in compliance with all applicable state and federal securities laws and upon furnishing the Company an opinion of counsel to that effect.

 11. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Missouri applicable to agreements made and to be performed wholly within the State of Missouri.

 12. Necessary Acts. Executive agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

 13. Invalid Provisions. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.


Page Five

 14. Notice. Any notice or other communication required or permitted to be given pursuant to the Agreement must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be determined to have been given and received when a registered or certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mails; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed. Notice shall be given to Optionee at his most recent address shown in the Company's records. Notice to the Company shall be addressed to the Company at the address of the Company's principal executive offices, to the attention of the Secretary of the Company.


 IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement effective as the date first written above.



COMPREHENSIVE CARE CORPORATION

By
          -----------------------------------------
           Kerri Ruppert
Its        Vice President and Secretary




OPTIONEE
          ------------------------------------------
           Richard L. Powers

                  EXHIBIT A

Date Exercisable                    Number of Shares and
                                    Price

Year One vests 10/11/95 contingent upon  75,000 at $0.75
                                         per share
the attainment of $5 million in New Sales(1) during the period 10/11/94 through 10/10/95. If
120% of New Sales goal is achieved, then option vesting date will accelerate to such date that 120% is attained. If 50% or more of New Sales goal
($5 million) is achieved, then the options shall vest upon a prorated basis. If less than 50% of New Sales goal is achieved, then no options shall vest. Any unvested options shall be forfeited.

Year Two vests 10/11/96 contingent upon  75,000 at $1.00
                                         per share
the attainment of $7 million in New Sales(1) during the period 10/11/95 through 10/10/96. If
120% of New Sales goal is achieved, then option vesting date will accelerate to such date that 120% is attained. If 50% or more of New Sales goal
($7 million) is achieved, then the options shall vest upon a prorated basis. If less than 50% of New Sales goal is achieved, then no options shall vest. Any unvested options shall be forfeited.

Year Three vests 10/11/97 contingent upon     50,000 at $1.50
                                              per share
the attainment of $10 million in New Sales(1) during the period 10/11/96 through 10/10/97. If
120% of New Sales goal is achieved, then option vesting date will accelerate to such date that 120% is attained. If 50% or more of New Sales goal
($10 million) is achieved, then the options shall vest upon a prorated basis. If less than 50% of New Sales goal is achieved, then no options shall vest. Any unvested options shall be forfeited.




 (1)  in accordance with Exhibit B.

Option Agreement - Powers
Page Seven


                  EXHIBIT B




 1.  Sales.   The definition of a "New Sale" in the context
 of this non-qualified stock option agreement is defined as an annualized premium received for a contract during the first year of the contract where such contract has been obtained through the personal efforts of the Optionee.
 Personal efforts encompass the solicitation and subsequent discussions with a contract, culminating with a signed and implemented contract with a payor organization with whom AccessCare, Inc. has no prior relationship within the geographic area covered by the contract. The President of AccessCare, Inc. shall have the ultimate decision making authority concerning the acceptability of a contract under the term, "New Sale".


 2. General. The Options as stated in the non-qualified option agreement vest contingent upon the attainment of New Sales in each of the option years as depicted in Exhibit A. To obtain the total vesting of the option shares, the entire sales goal, as defined above, must be achieved.

 If one hundred and twenty percent (120%) of New Sales is achieved, then the option vesting date will accelerate to such date in which the one hundred and twenty percent (120%) is achieved.

 If less than one hundred percent (100%) but at least fifty percent (50%) of the total amount of New Sales is achieved, the amount of options that will vest will be calculated on a prorated basis. As a result, if seventy-five percent (75%) of the New Sales goal is achieved, then seventy-five (75%) of the stock options for that year will be vested.


 If less than fifty percent (50%) of the New Sales is
 achieved, then no options shall vest for that year.   For
 each year, any unvested portion of the stock options will be forfeited.